Exhibit 99.1

Qumu Reports Third Quarter 2014 Financial Results

Contracted Commitments of $6.6 Million Up 75% YoY

Guidance for 2014 Contracted Commitments Increased to Approximately 70% Growth

Q3 Revenue of $5.9 Million Up 34% YoY and 34% for September YTD

Conference Call Today at 4:30 p.m. ET

Minneapolis, MN – October 29, 2014 – Qumu Corporation (NASDAQ: QUMU) today reported contracted customer commitments for the third quarter ended September 30, 2014 increased 75% to $6.6 million compared with the third quarter of last year. As a result, the company raised its guidance for contracted commitment growth to approximately 70% over 2013. Software revenue was $5.9 million for the recent third quarter, an increase of 34% compared with the third quarter of 2013. For the nine month period ended September 30, 2014, revenue of $18.2 million also grew 34% compared with the same period in 2013. Contracted commitments for the recent September year to date period totaled $28.3 million compared to $11.6 million in the comparable period last year.

“We continue to see strong adoption of enterprise video, and customers recognize the benefits of our differentiated technology and broad product platform. We are extremely optimistic about the outlook for Qumu for the fourth quarter and the year ahead, and our optimism has been further fueled by our acquisition of Kulu Valley earlier this month,” said Sherman Black, President & CEO of Qumu.

“The addition of Kulu Valley has significantly enhanced our already solid position as a leader in the growing enterprise video market. Kulu Valley’s strength in cloud based video content creation is complementary with Qumu’s strengths in enterprise video content management and delivery. Kulu Valley’s product line and sales model offers a lower price point for entry and allows us to pursue a wider range of customers with shorter sales cycles, while our legacy product line provides a broader solution for Kulu Valley customers. We are already identifying excellent opportunities to leverage our global sales and marketing team with Kulu Valley’s European based staff to more quickly expand our market coverage worldwide. From a financial standpoint, we look forward to a strong finish to 2014 and continued growth next year, with Kulu Valley expected to be cash flow accretive to our 2015 results,” Mr. Black concluded.

Qumu Software - Continuing Operations Third Quarter Highlights

•	Revenue was $5.9 million, up 34% from $4.4 million in the third quarter of 2013. Included in third quarter results was approximately $4.1 million in revenue recognized from the backlog reported at the end of the second quarter of 2014.
•	Contracted commitments for the third quarter of 2014 were $6.6 million, an increase of 75% from $3.8 million in the third quarter of 2013. Contracted commitments in the recent third quarter were received from customers across a range of industries based largely in the United States.
•	Backlog at September 30, 2014 was $26.6 million, up from backlog at June 30, 2014 of $26.0 million. Backlog at September 30, 2013 was $10.7 million.
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•	Gross margins were 45% during the third quarter, compared with 54% in the third quarter of 2013 and 50% in the recent second quarter. The decrease from the second quarter was largely due to a lower revenue base and investments made in customer support and professional services to support continued growth. The Company anticipates improving gross margins as more of the backlog of term based license and maintenance contracts is recognized into revenue.
•	Operating expenses were $9.9 million in the third quarter, an increase of 44% from the third quarter of 2013. The primary driver of the increase compared to last year was higher sales and marketing and G&A costs. The increase in sales and marketing expenses was primarily due to additional headcount, increased spending on marketing programs to drive growth and higher sales commissions. The G&A increase was due to deal costs incurred to acquire Kulu Valley and transition expenses related to separating the back office processes and systems of the Company’s software business from the disc publishing business.
•	Operating expenses for all comparable periods now include all of the G&A costs for the ongoing software business, including some costs that were previously partially absorbed by the disc publishing business, which is now reported as a discontinued operation.
•	The third quarter 2014 operating loss was $7.4 million.
•	The cash and marketable securities balance at September 30, 2014 was $50.6 million compared with $40 million at June 30, 2014. The increase reflected $17.7 million in net proceeds from the sale of the disc publishing business, partially offset by the operating loss. Not included in this $50.6 million quarter end cash number was $2.3 million in disc publishing proceeds that are in escrow and reported as restricted cash on the September 30, 2014 balance sheet.

Qumu Software September Year to Date Highlights

•	Revenue for the recent September year to date period was $18.2 million compared with $13.6 million for the same period in 2013.
•	Contracted commitments year to date 2014 were $28.3 million, up from $11.6 million for the comparable period of 2013.
•	The operating loss was $20.3 million through the 2014 year to date period compared with $14.0 million in 2013.

Consolidated Third Quarter and Year to Date Financial Results

On a consolidated basis, including both continuing and discontinued operations, the third quarter 2014 net income was $8.7 million or $0.99 per share. For the nine months through September 30, 2014, the net loss, on a consolidated basis, was $0.1 million or ($0.01) per share. Included in the third quarter consolidated net income results was the transaction gain on the sale of the disc publishing business to Equus Holdings Inc. that closed on July 1, 2014. For U.S. federal income tax purposes, the Company expects to be able to offset the gain attributed to the U.S. from the sale of the business with current and prior year tax losses such that U.S. federal income taxes on this gain will be negligible.

The total revenues and operating income reported reflect the financial results from the Company’s continuing software business operations. The disc publishing results and associated financial impacts from the sale of this business have been classified as discontinued operations for the third quarter and full year in accordance with GAAP. The Company will report the third quarter and September 30, 2014 year to date and comparable prior year period net income for continuing and discontinued operations once the tax allocation has been finalized between the continuing and discontinued operations. The finalization of this tax allocation will not impact the consolidated net income reported nor will it impact the reported revenue and operating income for the continuing software business.

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Guidance for 2014 Contracted Commitments Growth Increased

The Company has raised its guidance for 2014 contracted commitments to approximately 70% annual growth versus its previous guidance of greater than 50% growth compared to 2013. Management continues to believe that revenue will increase over the next few quarters on a year over year basis. However, as previously disclosed, revenue will vary quarter to quarter based on the type of contract Qumu enters into with each customer. Perpetual contracts generally result in revenue recognized closer to the contract commitment date while term–based contracts result in most of the revenue being recognized over the period of the contract. Acknowledging the potential for quarterly variation, the Company continues to anticipate growth in its 2014 revenue, exclusive of Kulu Valley’s contribution, of at least 30% over 2013 revenue. The Company expects to end the fourth quarter and fiscal year 2014, post the acquisition of Kulu Valley, with cash and marketable securities of between $30 million and $35 million.

For 2015, with continued strong market growth, investments and successful execution in 2014, and the acquisition of Kulu Valley, the Company expects revenue growth to exceed 60% compared to 2014. In addition, Qumu expects that scale benefits from this increased revenue growth to be a key driver for increasing 2015 gross margins to closer to 60%. The Company expects to end 2015 with cash and marketable securities of $20 to $25 million. The Kulu Valley acquisition is expected to be cash flow accretive to Qumu’s 2015 financial results and the Company expects to be cash flow break even in 2016.

The Company defines contracted commitments as the dollar value of signed customer purchase commitments.

Conference Call

The Company has scheduled a conference call and webcast to review its third quarter results today, October 29, 2014 at 4:30 p.m. Eastern Time. The dial-in number for the conference call is 888-329-8893 for domestic participants and 719-457-2664 for international participants. Investors can also access a webcast of the live conference call by linking through the investor relations section of the Qumu website, www.qumu.com. Webcasts will be archived on Qumu’s website.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” or “estimate” or comparable terminology are intended to identify forward-looking statements. Such forward-looking statements include, for example, statements about: the Company’s future revenue and operating performance, future product mix or the timing of recognition of revenue; the demand for the Company’s products or software; the effect of changes in technology; the development and marketing of new products; risks related to Qumu’s ability to operate its retained software business following the sale of the disc publishing business on July 1, 2014; the challenges associated with transitioning the software business and disc publishing business to separate, stand alone operations following the sale; Qumu’s ability to effectively integrate the products, business, employees, technologies and other aspects of Kulu Valley; Qumu’s ability to realize the benefits and synergies of the acquisition of Kulu Valley; and Qumu’s ability to expand the Qumu and Kulu Valley solutions with its current customers and geographically. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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About Qumu

Qumu Corporation (NASDAQ: QUMU) provides the tools businesses need to create, manage, secure, distribute and measure the success of their videos. Qumu’s innovative solutions release the power in video to engage and empower employees, partners and clients. Qumu helps thousands of organizations around the world realize the greatest possible value from video and other rich content they create and publish. Whatever the audience size, viewer device or network configuration, Qumu solutions are how business does video. Additional information can be found at www.qumu.com.

Investor Contacts:
James Stewart, CFO
Qumu Corporation
952/683-7878

Or

EVC Group
Greg Taylor, 415 948 4436
Doug Sherk, 415-652-9100

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QUMU CORPORATION
Selected Consolidated Financial Information
(unaudited - in thousands, except per share data)

Condensed Consolidated Statements of Operations Information:

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Continuing Operations:
Revenues	$5,853	$4,384	$18,186	$13,562
Cost of revenues	3,223	2,015	10,004	5,237
Gross profit	2,630	2,369	8,182	8,325
Operating expenses:
Research and development	2,321	2,078	6,609	6,629
Selling, general and administrative	7,473	4,668	21,411	15,251
Amortization of purchased intangibles	157	157	470	471
Total operating expenses	9,951	6,903	28,490	22,351
Operating loss	(7,321)	(4,534)	(20,308)	(14,026)
Other expense, net	(50)	(12)	(61)	(1)
Loss before income taxes	(7,371)	(4,546)	(20,369)	(14,027)

Consolidated Operations:
Net income (loss) *	8,680	(1,016)	(66)	(6,945)

Net income (loss) per basic and diluted share	$0.99	$(0.12)	$(0.01)	$(0.80)

Basic and diluted weighted average shares outstanding	8,780	8,697	8,743	8,689

Non-Cash Charges Included in Continuing Operations:

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Continuing Operations:
Depreciation	$190	$154	$521	$450
Amortization of intangibles
Cost of revenues	140	140	420	419
Amortization of purchased intangibles	157	157	470	471
Equity compensation
Cost of revenues	4	5	23	16
Research and development	52	57	169	296
Selling, general and administrative	441	248	1,089	798

Condensed Consolidated Balance Sheet Information:

	Balance as of
	September 30, 2014	December 31, 2013
Cash and marketable securities	$50,568	$50,958
Restricted cash	2,300	—
Receivables	7,803	3,458
Inventories	196	120
Total current assets	66,526	71,774
Property and equipment, net	1,648	1,379
Total assets	78,846	89,171
Total current liabilities	13,287	23,053
Total non-current liabilities	1,912	3,537
Total stockholders’ equity	63,647	62,581

* The Company will report the third quarter and September 30, 2014 year to date and comparable prior-year period net income from continuing and discontinued operations after the income tax allocation between the continuing and discontinued operations has been finalized. The finalization of this tax allocation will not impact the consolidated net income reported nor will it impact the reported revenue and operating income for the continuing software business.